Exhibit 99.1

Cholestech Announces Financial Results for Second Quarter of Fiscal 2005

HAYWARD, Calif. — October 20, 2004 — Cholestech Corporation (Nasdaq: CTEC) today announced:

•	Second quarter net income per fully diluted share was $0.08, compared to net income per fully diluted share of $0.06 in the prior year quarter. Excluding the impact of other operating expenses totaling $560,000, prior year second quarter net income per fully diluted share was $0.09.

•	Gross margin increased one percentage point over the prior year period to 59% due to improved manufacturing efficiencies.

•	Operating income increased 35% over the prior year quarter.

•	The Company began shipping its second CLIA-waived liver enzyme test, Aspartate Aminotransferase (“AST”), in September in combination with its Alanine Aminotransferase (“ALT”) test, advancing the Company’s goal of offering a four test liver function panel.

•	The Company is creating programs to capitalize on the anticipated implementation of the federal Prescription Drug and Medicare Improvement Act of 2003, expected to occur in January 2005. The Act provides for reimbursement for cholesterol and diabetes screening, which management believes will benefit the Company’s health promotion and physician laboratory markets as more individuals will be screened for high cholesterol and diabetes and ultimately treated by a physician.

Earnings Comparisons
($  per share, diluted)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	9/24/2004	9/26/2003	9/24/2004	9/26/2003
Reported net income	$0.08	$0.06	$0.05	$0.15
Other operating expenses	—	0.03	—	0.03

Net income excluding other operating expenses	$0.08	$0.09	$0.05	$0.18

For the fiscal 2005 second quarter ended September 24, 2004, Cholestech generated revenue of $13.5 million, representing a slight increase over revenue of $13.4 million in the prior year quarter. Second quarter net income from continuing operations was $1.1 million, or $0.08 per fully diluted share. This compares to prior year quarter net income from continuing operations of $916,000, or $0.06 per fully diluted share, which includes the impact of a write-off of $250,000 of expenses related to a purchase option held on a patent which the Company elected not to exercise and $310,000 of expenses related to the Roche litigation. Excluding the impact of these expenses, prior year quarter net income per fully diluted share was $0.09.

For the six months ended September 24, 2004, revenue was $23.1 million, compared to revenue of $27.1 million for the prior year period. Net income from continuing operations for the first six months of fiscal 2005 was $762,000 or $0.05 per fully diluted share, compared to net income from continuing operations of $2.2 million, or $0.15 per fully diluted share, in the first six months of fiscal 2004. The comparative reduction in revenue and net income for the first six month period reflects the impact of the Company’s previously announced decision to eliminate quarter end discounts on large volume purchases by its distribution partners.

Warren E. Pinckert II, President and Chief Executive Officer of Cholestech said: “Our solid second quarter results reflect progress with ongoing efforts to improve the consistency and predictability of sales and efficiency of our operations. We continue to focus on distributor management and programs that will leverage both our installed base and distribution network to fully capitalize on the sizable market potential for our expanding product line and capabilities. During the quarter, we launched our second liver enzyme test, moving closer to our goal of offering a four test liver function panel. At the same time, we continue to make progress at improving the efficiency of our manufacturing operations to provide the opportunity for increased margins and profitability. As we move toward implementation of favorable reimbursement legislation, we believe our business is on a solid footing and well positioned for future growth.”

Investor Conference Call

The Company will conduct a conference call on its fiscal 2005 second quarter results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (800) 540-0559 or, from international locations, (785) 832-1508. A replay of the call will be aired from approximately 9 a.m. today until 9 p.m. PT on November 3rd by dialing (888) 562-3380 or from international locations, (402) 220-1188. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.

About Cholestech

Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™ Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.

Cholestech LDX® is a registered trademark and Cholestech GDX™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.

Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding: product goals; preparation for and anticipated benefits from the implementation of favorable reimbursement legislation; our ongoing efforts and plans to improve the predictability of sales and operating efficiencies and to leverage our installed base and distribution capabilities; our positioning for future growth. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: risks inherent to the regulatory approval process; market acceptance and demand for our current and future products; further regulatory changes and guidelines affecting the healthcare system in the United States; risks inherent to future sales growth and the research and development process, the ability to execute proposed initiatives and other factors. Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Cholestech Contact: Warren E. Pinckert II President and Chief Executive Officer Cholestech Corporation 510-732-7200 wpinckert@cholestech.com	Investor/Press Contact: Jim Byers Financial Dynamics 415-439-4504 jbyers@fd-us.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	13 Weeks Ended		26 Weeks Ended
	9/24/2004	9/26/2003	9/24/2004	9/26/2003
Revenue	$13,537	$13,357	$23,090	$27,071
Cost of revenue	5,547	5,617	9,551	11,162

Gross profit	7,990	7,740	13,539	15,909

Operating expenses:
Sales & marketing	2,856	3,072	5,641	6,077
Research & development	972	765	1,874	1,606
General & administrative	2,390	2,031	4,833	4,173
Other operating expenses	—	560	—	680

Total operating expenses	6,218	6,428	12,348	12,536

Operating income from continuing operations	1,772	1,312	1,191	3,373
Net interest and other income	45	44	58	209
Provision for income taxes:
Current	182	136	125	358
Deferred	527	304	362	1,039

Total provision for income taxes	709	440	487	1,397
Net income from continuing operations	1,108	916	762	2,185

Net income from discontinued operations	4	9	5	24

Net income	$1,112	$925	$767	$2,209

Net income per share:
Basic	$0.08	$0.07	$0.05	$0.16
Diluted	$0.08	$0.06	$0.05	$0.15
Shares used to compute net income per share:
Basic	14,227	13,899	14,195	13,826
Diluted	14,286	14,273	14,351	14,306

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	9/24/2004	3/26/2004
Cash, cash equivalents, marketable securities and long-term investments	$26,118	$23,602
Total assets	$64,745	$63,230
Long-term debt	—	—
Shareholders’ equity	$58,871	$57,278